Exhibit (a)(5)(B)

Shay Evron, Acting CEO & CFO Metalink Ltd. Tel: 972-3-7111690 Fax: 972-3-7111691 Shay.Evron@il.gt.com

Metalink Commences Additional Offer Period for Self Tender Offer
• All conditions to the tender offer have been satisfied

Tel-Aviv, Israel, January 31, 2017 - Metalink Ltd. (OTCQB: MTLK), today announced that all of the conditions have been satisfied for its previously-announced self tender offer to purchase a minimum of 134,543 and up to 1,945,000 of its ordinary shares for $1.50 per share net to the seller in cash, less any required withholding taxes and without interest. According to a preliminary count by the depositary for the offer, as of 5:00 p.m., New York time, on January 30, 2017, there were approximately (1) 1,366,248 shares validly tendered and not properly withdrawn and (2) 2,739 shares represented by notices of objection to the offer.

Accordingly, as required by Israeli law and as contemplated in its offer to purchase:

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Metalink is providing an additional period of four calendar days, until 5:00 p.m., New York time, or 12:00 midnight, Israel time, on Friday, February 3, 2017, during which shareholders who, with respect to each share owned by them, did not respond to the offer, have notified Metalink of their objection to the offer, or have tendered such share but withdrawn their tender prior to January 30, 2017, may tender such shares. Shareholders will have no withdrawal rights during this additional four-calendar day period; and

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Metalink will purchase, subject to proration (if any), the shares validly tendered in the offer and not properly withdrawn prior to 5:00 p.m., New York time, or 12:00 midnight, Israel time, on Friday, February 3, 2017, the final expiration date of the offer.

Important Notice and Information

IMPORTANT DISCLOSURE RELATING TO TAX CONSIDERATIONS APPLICABLE TO METALINK'S SELF TENDER OFFER, INCLUDING A DESCRIPTION OF AN APPROVAL OBTAINED FROM THE ISRAELI TAX AUTHORITY THAT IMPACTS THE WITHHOLDING TAX RATES APPLICABLE THERETO, IS INCLUDED IN THE OFFER TO PURCHASE. SHAREHOLDERS ARE URGED TO REVIEW THIS DISCLOSURE CAREFULLY AND TO CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF TENDERING SHARES IN THE TENDER OFFER.

This is not an offer to buy or the solicitation of an offer to sell any ordinary shares. The tender offer that is described in this press release will only be made through the Offer to Purchase, Letter of Transmittal and related tender offer documents. All shareholders should read the tender offer materials, which were filed by Metalink with the SEC. Shareholders should read the tender offer materials because they contain important information about the offer. The tender offer materials and other filed documents are available at no charge on the SEC's website at http://www.sec.gov, and will also be made available without charge to all shareholders by contacting D.F. King & Co., Inc., the information agent for the tender offer, toll free at (888) 548-6498 (or, for banks and brokers, call collect at (212) 493-3910). Shareholders are urged to read these materials carefully before making any decision with respect to the tender offer.

ABOUT METALINK

Metalink shares are quoted on OTCQB under the symbol "MTLK". For more information, please see our public filings at the SEC's website at www.sec.gov.

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SAFE HARBOR STATEMENT

 This press release contains "forward looking statements" within the meaning of the United States securities laws. Words such as "aim," "expect," "estimate," "project," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believe," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements. Because such statements deal with future events, they are subject to various risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the distribution plan of the Company, the amount of cash that will be returned to shareholders, the terms and timing of the offer, uncertainty as to the Company's plan of operations and who will be our principal or controlling shareholders following completion of the offer, changes in general economic and business conditions, changes in currency exchange rates and interest rates and other risks and matters set forth from time to time in Metalink's filings with the Securities and Exchange Commission, including Metalink's last Annual Report on Form 20-F. Readers are cautioned not to place undue reliance on forward-looking statements. Except as required by applicable law, the Company undertakes no obligation to republish or revise forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events. The Company cannot guarantee future results, events, and levels of activity, performance, or achievements.